Exhibit 19

HEALTHY CHOICE WELLNESS CORP.
Insider Trading COMPLIANCE Policy

(Effective as of October 1, 2025)

A.	Purpose of this Policy

This Amended and Restated Insider Trading Compliance Policy (this “Policy”) provides standards and requirements with respect to transactions in the securities of Healthy Choice Wellness Corp. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business (collectively, the “Covered Companies”). The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about Covered Companies from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

B.	Persons Subject to the Policy

This Policy applies to (i) all officers of the Company, (ii) all members of the Company’s Board, (iii) all employees of the Company, (iv) the family members and other household members of the persons listed in (i)-(iii) (as described more fully below), and (v) entities controlled by the persons listed in (i)-(iii) (as described more fully below).

This Policy applies to: (i) family members who reside with any person subject to this Policy (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) anyone else who lives in the household of any person covered by this Policy, and (iii) family members of any person covered by this Policy who do not live in such person’s household but whose transactions in Company Securities are directed by such person or are subject to the influence or control of such person covered by this Policy, such as parents or children who consult with such person subject to this Policy before they trade in Company Securities (collectively referred to as “Family Members”). Each person subject to this Policy is responsible for the transactions of its Family Members and therefore should make them aware of the need to confer with such person before they trade in Company Securities, and each person subject to this Policy should treat all such transactions by Family Members for the purposes of this Policy and applicable securities laws as if the transactions were for his or her own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to such Family Members or the person subject to this Policy who such Family Members are related to.

This Policy applies to any entities that a person subject to this Policy influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and each person covered by this Policy should treat transactions by its Controlled Entities for the purposes of this Policy and applicable securities laws as if they were for such person’s account.

This Policy also imposes special additional trading restrictions that apply to (i) all members of the Company’s Board, (ii) all executive officers of the Company (together with the members of the Company’s Board, the “Company Insiders”), (iii) employees listed on Appendix A, as amended from time to time, (iv) certain other employees that the Company may designate from time to time as “Covered Persons” (as defined below) due to their title or position, responsibilities or their actual or potential access to material information, including contractors or consultants, (v) the Family Members of the persons listed in (i)-(iv), and (vi) the Controlled Entities of the persons listed in (i)-(iv) (collectively, with (i), (ii), (iii), (iv), (v), the “Covered Persons”). The additional trading restrictions are outlined below under the heading “Additional Procedures.”

I.	Part I: Applicable to ALL PERSONS SUBJECT TO THIS POLICY

A.	Transactions Subject to the Policy

This Policy applies to all trading and other transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s Class A common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

B.	Individual Responsibility

Each person subject to this Policy has ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each person subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

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C.	Administration of the Policy

John Ollet shall serve as the initial compliance officer (“Compliance Officer”) for the purposes of this Policy, and in his absence, Christopher Sarti or another employee designated by the Compliance Officer or the Nominating and Corporate Governance Committee (the “Committee”) of the Board shall be responsible for administration of this Policy. The duties of the Compliance Officer include, but are not limited to, the following: (i) assisting with implementation and enforcement of this Policy; (ii) circulating this Policy to all current and new directors, officers and employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws; (iii) maintaining the accuracy of and periodically updating the list of Covered Persons listed on Appendix A; (iv) pre-clearing as required under this Policy; (v) providing approval of any Rule 10b5-1 plans and any prohibited transactions as required under this Policy; (vi) providing a reporting system with an effective whistleblower protection mechanism; and (vii) assisting, as requested, in the preparation and filing of Section 16 reports for Section 16 reporting persons. Subject to determinations made by the Board or the Committee, all determinations and interpretations by the Compliance Officer shall be final and not subject to further review. If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at jollet@hcwc.com.

D.	Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.	Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

2.	Recommend the purchase or sale of any Company Securities;

3.	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

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There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

E.	Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance;

●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

●	A pending or proposed merger, acquisition or tender offer;

●	A pending or proposed acquisition or disposition of a significant asset;

●	A pending or proposed joint venture;

●	A Company restructuring;

●	Significant related party transactions;

●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

●	Bank borrowings or other financing transactions out of the ordinary course;

●	The establishment of a repurchase program for Company Securities;

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●	A change in the Company’s pricing or cost structure;

●	Major marketing changes;

●	A change in management or the Board;

●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;

●	Development of a significant new product, process, or service;

●	Pending or threatened significant litigation, or the resolution of such litigation;

●	Developments regarding significant government agency investigations;

●	Impending bankruptcy or the existence of severe liquidity problems;

●	The gain or loss of a significant customer or supplier;

●	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or

●	The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event (such as a merger, material acquisition or introduction of a materially significant new product), the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, presume it is material or consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

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Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until 48 hours after the information is released. If, for example, the Company were to make an announcement on a Monday at 3:00 p.m. ET, you should not trade in Company Securities until after 3:00 p.m. ET on Wednesday of that same week. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

F.	Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock unit awards, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan, if any, resulting from a person’s periodic contribution of money to the 401(k) plan pursuant to such person’s payroll deduction election. This Policy does apply, however, to certain elections a person may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of his or her periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against his or her 401(k) plan account if the loan will result in a liquidation of some or all of his or her Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

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Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan, if any, resulting from a person’s periodic contribution of money to the employee stock purchase plan pursuant to the election such person made at the time of his or her enrollment in the employee stock purchase plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that the election to participate by lump sum payment was made at the beginning of the applicable enrollment period. This Policy does apply, however, to a person’s election to participate in the employee stock purchase plan for any enrollment period, and to sales of Company Securities purchased pursuant to the employee stock purchase plan.

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan, if any, resulting from a person’s reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions a person chooses to make to the dividend reinvestment plan, and to the election to participate in the dividend reinvestment plan or increase one’s level of participation in the plan. This Policy also applies to sales of any Company Securities purchased pursuant to the dividend reinvestment plan.

Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

G.	Transactions Not Involving a Purchase or Sale

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a Blackout Period (as defined below). Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

H.	Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any person covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any person subject to this Policy who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

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Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person covered by this Policy is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a person covered by this Policy to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such person may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least 2 weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

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Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, persons subject to this Policy are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person subject to this Policy is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

II.	Part II: ADDITIONAL PROCEDURES FOR COVERED PERSONS

A.	Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable to the Covered Persons.

Pre-Clearance Procedures. The Covered Persons may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least 2 business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a Covered Person seeks pre-clearance and permission to engage in the transaction is denied, then such Covered Person should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past 6 months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

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Quarterly Trading Restrictions. The Covered Persons may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning seven days prior to the end of each fiscal quarter and ending upon close of market of the 2nd trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the 3rd trading day following the public release of the Company’s quarterly earnings and ending on the 8th day prior to the close of the next fiscal quarter. Under certain very limited circumstances, a Covered Person may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that such Covered Person does not in fact possess material nonpublic information. Covered Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least 2 business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

B.	Exceptions.

The Quarterly Trading Restrictions and Event-Specific Trading Restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the Pre-Clearance Procedures, Quarterly Trading Restrictions and Event-Specific Trading Restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described below under the heading “Rule 10b5-1 Plans.”

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III.	Part III: OTHER CONSIDERATIONS

A.	Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Persons subject to this Policy who wish to enter into a Rule 10b5-1 Plan must abide by the following guidelines:

●	The Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1.

●	The Rule 10b5-1 Plan must be reviewed and approved by the Compliance Officer at least 5 business days prior to the entry into the Rule 10b5-1 Plan. Any subsequent modification or amendment of a Rule 10b5-1 Plan must have been reviewed and approved by the Compliance Officer at least 5 business days in advance of the effective date of the modification or amendment.

●	Once a Rule 10b5-1 Plan has been approved and entered into, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

●	You may not enter into, modify or terminate a Rule 10b5-1 Plan during a Blackout Period or while in possession of material nonpublic information.

●	All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.

●	You may not commence trades under a Rule 10b5-1 Plan until at least 60 days following the date of establishment of the plan. If a Rule 10b5-1 Plan is amended or modified, trades may not occur pursuant to such plan until at least 60 days after such amendment or modification.

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●	If a Rule 10b5-1 Plan is terminated, you must wait at least 60 days before trading outside of the Rule 10b5-1 Plan.

●	If a trading program is terminated, you must wait until the commencement of the next Window Period before a new Rule 10b5-1 Plan may be adopted.

Each director, officer and other Section 16 “insider” understands that the approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder.

Any person who is considering entering into or modifying or terminating a Rule 10b5-1 Plan should consult their own legal and tax advisors.

B.	Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual subject to this Policy is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

C.	Consequences of Violations

The purchase or sale of Company Securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

D.	Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at 305.600.5004 or by e-mail at jollet@hcwc.com.

E.	Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

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CERTIFICATION

I certify that:

1.	I have read and understand the Company’s Insider Trading Compliance Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2.	Since October 1, 2025, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

3.	I will continue to comply with the Policy for as long as I am subject to the Policy.

Name:

Date:

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Appendix A

Covered Persons

Members of the financial reporting team